Exhibit 99.1

MIRATI THERAPEUTICS REPORTS THIRD QUARTER
FINANCIAL RESULTS

SAN DIEGO - November 6, 2018 - Mirati Therapeutics, Inc. (NASDAQ: MRTX), a clinical-stage targeted oncology company, today reported financial results for the third quarter ended September 30, 2018.

“We are pleased that our sitravatinib and MRTX849 (KRAS) programs are advancing into the next stages of development. We expect to enroll the first patient in our much-anticipated Phase 1 trial for MRTX849 in January 2019 and we plan to begin a Phase 3 randomized trial with sitravatinib in combination with a checkpoint inhibitor in the first half of 2019,” said Charles M. Baum, M.D., Ph.D., President and Chief Executive Officer. “We remain well funded to execute our plans with over $240 million of cash and investments at the end of the third quarter.”

Financial Results for the Third Quarter 2018

Cash, cash equivalents, and short-term investments were $242.6 million at September 30, 2018, compared to $150.8 million at December 31, 2017. In June 2018, we completed a public equity offering with net proceeds of $130.7 million.
License and collaboration revenues for the nine months ended September 30, 2018 were $9.5 million, compared to none in the same period of 2017. License and collaboration revenues relate to the Collaboration and License Agreement between the Company and BeiGene, Ltd., which became effective January 7, 2018.
Research and development expenses for the third quarter of 2018 were $23.6 million, compared to $13.5 million for the same period in 2017. Research and development expenses for the nine months ended September 30, 2018 were $67.1 million compared to $42.8 million for the same period in 2017. The increase in research and development expenses for both the three and nine months ended September 30, 2018 is due to an increase in third party research and development expense for sitravatinib and our KRAS inhibitor program. The increase in sitravatinib expense is due to the expansion of ongoing clinical trials and the increase in KRAS inhibitor program expense relates to costs associated with our recently filed IND application for our lead clinical compound, MRTX849. The increase is also related to increased salaries and related expense, including an increase in share-based compensation expense due to an increase in the fair value of stock options granted.
General and administrative expenses for the third quarter of 2018 were $5.3 million, compared to $3.1 million for the same period in 2017. General and administrative expenses for the nine months ended September 30, 2018 were $15.3 million compared to $10.5 million for the same period of 2017. The increase for both the three and nine months ended September 30, 2018 is primarily due to an increase in share-based compensation expense due to an increase in the fair value of stock options granted, as well as an increase in professional and consulting fees.

Net loss for the third quarter of 2018 was $27.6 million, or $0.85 per share basic and diluted, compared to net loss of $16.4 million, or $0.65 per share basic and diluted for the same period in 2017. Net loss for the nine months ended September 30, 2018 was $70.1 million, or $2.31 per share, compared to $52.5 million, or $2.12 per share, for the same period of 2017.

About MRTX849
MRTX849 is an orally-available small molecule that potently and selectively inhibits a form of KRAS which harbors a substitution mutation (G12C). KRAS G12C mutations are present in approximately 14% of NSCLC adenocarcinoma patients and 5% of colorectal cancer patients. Tumors characterized by KRAS G12C mutations are commonly associated with poor prognosis and resistance to therapy, and patients with these mutations have few treatment options. MTRX849 has demonstrated broad-spectrum tumor regression in a large cohort of KRAS G12C positive, pre-clinical in-vivo human tumor models. MRTX849 demonstrated complete regression of tumors in a subset of models at well-tolerated dose levels. Early proof-of-concept clinical data is anticipated in 2019.

About Sitravatinib
Sitravatinib is a spectrum-selective kinase inhibitor that potently inhibits receptor tyrosine kinases (RTKs), including TAM family receptors (TYRO3, Axl, Mer), split family receptors (VEGFR2, KIT) and RET. As an immuno-oncology agent, sitravatinib is being evaluated in combination with nivolumab (OPDIVO®), an anti-PD-1 checkpoint inhibitor, in patients who have experienced documented disease progression following treatment with a checkpoint inhibitor. Sitravatinib's potent inhibition of TAM and split family RTKs may overcome resistance to checkpoint inhibitor therapy through targeted reversal of an immunosuppressive tumor microenvironment, enhancing antigen-specific T cell response and expanding dendritic cell-dependent antigen presentation.
Sitravatinib is also being evaluated as a single agent in a Phase 1b expansion clinical trial enrolling patients whose tumors harbor specific mutations in the CBL protein. When CBL is inactivated by mutation, multiple RTKs, including TAM, VEGFR2 and KIT, are dysregulated and may act as oncogenic tumor drivers in NSCLC and melanoma. Sitravatinib potently inhibits these RTKs and is being investigated as a treatment option for cancer patients with CBL mutations.

About Mirati Therapeutics
Mirati Therapeutics, Inc. is a clinical-stage oncology company developing product candidates to address the genetic, epigenetic and immunological promoters of cancer. Our precision oncology clinical programs utilize next-generation genomic testing to identify and select cancer patients who we believe would be most likely to benefit from targeted drug treatment. In immuno-oncology, we are advancing clinical programs where our product candidates have the potential to improve the immune environment of tumor cells and may enhance and expand the efficacy of existing cancer immunotherapy medicines when given in combination. Our pre-clinical programs include potentially first-in-class and best-in-class product candidates specifically designed to address mutations and tumors where few treatment options exist. We approach each of our discovery and development programs with a singular focus: to translate our deep understanding of the molecular drivers of cancer into better therapies and better outcomes for patients. For more information, visit www.mirati.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release regarding the business of Mirati Therapeutics, Inc. (“Mirati”) that are not historical facts may be considered "forward-looking statements," including without limitation statements regarding Mirati’s development plans and timelines, potential regulatory actions, expected use of cash resources, the timing and results of clinical trials, and the potential benefits of and markets for Mirati’s product candidates. Forward-looking statements are typically, but not always, identified by the use of words such as "may," “will,” "would," "believe," "intend," "plan," "anticipate," "estimate," “expect,” and other similar terminology indicating future results. Forward-looking statements are based on current expectations of management and on what management believes to be reasonable assumptions based on information currently available to them, and are subject to risks and uncertainties. Such risks and uncertainties may cause actual results to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include without limitation potential delays in development timelines, negative clinical trial results, reliance on third parties for development efforts, changes in the competitive landscape, changes in the standard of care, as well as other risks detailed in Mirati’s recent filings on Forms 10-K and 10-Q with the U.S. Securities and Exchange Commission. Except as required by law, Mirati undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances, or to reflect the occurrence of unanticipated events.

Investor Relations and Media Contact:

Temre Johnson
Mirati Therapeutics Inc.
Director, Investor Relations & Corporate Communications
(858) 332-3562
ir@mirati.com

Mirati Therapeutics, Inc.
Consolidated Balance Sheets
(in thousands)

	September 30, 2018	December 31, 2017
	(Unaudited)
Assets
Current assets
Cash, cash equivalents and short-term investments	$242,612	$150,837
Other current assets	3,486	4,922
Total current assets	246,098	155,759

Property and equipment, net	429	525
Other long-term assets	1,166	962
Total assets	$247,693	$157,246

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$21,502	$13,644
Deferred revenue	439	—
Total current liabilities	21,941	13,644
Deferred revenue and other liabilities	663	314
Total liabilities	22,604	13,958

Stockholders' equity	225,089	143,288

Total liabilities and stockholders' equity	$247,693	$157,246

Mirati Therapeutics, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands except per share data, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues
License and collaboration revenues	$—	$—	$9,467	$—
Total Revenue	—	—	9,467	—

Expenses
Research and development	$23,626	$13,482	$67,114	$42,841
General and administrative	5,313	3,119	15,308	10,466
Total operating expenses	28,939	16,601	82,422	53,307

Loss from operations	(28,939)	(16,601)	(72,955)	(53,307)

Other income, net	1,371	251	2,809	772

Net loss	$(27,568)	$(16,350)	$(70,146)	$(52,535)

Unrealized gain (loss) on available-for-sale investments	99	13	(35)	(20)

Comprehensive loss	$(27,469)	$(16,337)	$(70,181)	$(52,555)

Basic and diluted net loss per share	$(0.85)	$(0.65)	$(2.31)	$(2.12)

Weighted average number of shares used in computing net loss per share, basic and diluted	32,410	24,971	30,350	24,770